EXHIBIT 10

                                    NBO, LLC
                           25800 NORTHWESTERN HIGHWAY
                                    SUITE 750
                           SOUTHFIELD, MICHIGAN 48075
                     TEL. (248) 262-1000 FAX (248) 357-6116


                                 April 18, 2000

BY FACSIMILE AND FEDERAL EXPRESS
--------------------------------

Board of Directors
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana  46545

Dear Directors:

           I am writing on behalf of NBO, LLC to urge you to take immediate action to give all Quality Dining shareholders the opportunity to receive a fair price for their shares before Daniel B. Fitzpatrick and other members of management lock-up control of the Company forever. I am concerned that your close relationship with Dan has consciously or unconsciously led you to follow a course of action that will cause grave and irreparable financial injury to the Company's public shareholders.

           After rejecting our $5.00 per share cash merger proposal in March, Quality Dining announced on April 4, 2000 that you authorized Daniel Fitzpatrick and other members of management to purchase up to 1,000,000 additional shares of Quality Dining common stock without triggering the "poison pill" that stops others from buying over 15% of the Company's shares. Late on April 14, obviously in response to our April 6 letter pointing out corporate and securities law issues with respect to the purchase arrangements, you issued a "clarification" seeking (unsuccessfully) to "paper over" issues we raised. IN ADDITION, YOU HAVE NOT ADDRESSED THE VERY SERIOUS DAMAGE TO SHAREHOLDERS YOU HAVE AUTHORIZED - ALLOWING DAN AND MANAGEMENT TO OBTAIN EFFECTIVE CONTROL OF THE COMPANY AT NO PREMIUM TO CURRENT MARKET PRICES. The Company's purchase of shares from other shareholders through its buyback program compounds the problem by further increasing management's percentage ownership.

           We are announcing that we intend to offer directly to your shareholders an alternative to sales in the market and increased ownership by management - the ability to sell all of their shares to us at $5.00 per share. We intend to commence a tender offer for all shares which will not be subject to a financing or due diligence condition. Following completion of the tender offer, NBO intends to effect a merger in which all remaining Quality Dining shareholders will also receive the same cash price paid in the tender offer.

           To allow us to consummate the tender offer in a commercially reasonable manner, NBO's tender offer will be conditioned, among other things, upon (1) there being properly tendered and not withdrawn a number of shares that, when added to the number of shares beneficially owned by NBO, would represent a majority of the outstanding shares, (2) Quality Dining's approval of the offer for purposes of its "poison pill" shareholder rights plan and Indiana corporate statutes, (3) Quality Dining agreeing with NBO that its representatives will constitute a majority of the Quality Dining Board if the tender offer is successful and (4) NBO being satisfied that Quality Dining will not be in default under any instrument evidencing its outstanding indebtedness upon consummation of the tender offer.

           We further urge you to protect all shareholders by not permitting Mr. Fitzpatrick to buy shares at a price below our offer price and require him to offer the same price for all outstanding shares.

           We believe that, if you deny the right of shareholders to receive a control premium while permitting Mr. Fitzpatrick to buy without paying one, you will be violating your fiduciary duties to Quality Dining's shareholders and should be held accountable for the loss of value that results, including any lost control premium that shareholders would have otherwise received.

           Please give your shareholders, the owners of Quality Dining, the right to decide whether to accept our $5.00 per share offer before handing effective control to Dan Fitzpatrick and management at no premium to market prices.

                                             Very truly yours,

                                             /s/ David W. Schostak

                                             David W. Schostak


cc:  Philip J. Faccenda
     Daniel B. Fitzpatrick
     James K. Fitzpatrick
     Ezra H. Friedlander
     Steven M. Lewis
     Christopher J. Murphy III
     Bruce M. Jacobson